Independent Accountants Report



To the Shareholders and Board of Directors of:

UMB Scout Stock Fund, Inc. (Stock and Stock Select portfolios) UMB Scout Funds (comprising the four series, Equity Index Fund, Technology Fund, Small Cap Fund and Energy Fund)
UMB Scout WorldWide Fund, Inc. (WorldWide and WorldWide Select portfolios)
UMB Scout Balanced Fund, Inc.
UMB Scout Bond Fund, Inc.
UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
UMB Scout Money Market Fund, Inc. (Federal and Prime portfolios) UMB Scout Tax-Free Money Market Fund, Inc.

We have audited the accompanying statements of assets and liabilities of the UMB Scout Stock Fund, Inc. (Stock and Stock Select portfolios),
UMB Scout Funds (comprising the four series, Equity Index Fund, Technology Fund, Small Cap Fund and Energy Fund), UMB Scout
WorldWide Fund, Inc. (WorldWide and WorldWide Select portfolios),
UMB Scout Balanced Fund, Inc., UMB Scout Bond Fund, Inc., UMB
Scout Kansas Tax Exempt Bond Fund, Inc., UMB Scout Money Market
Fund, Inc. (Federal and Prime portfolios), and UMB Scout Tax Free
Money Market Fund, Inc., including the schedules of investments, as of June 30, 2002, and the related statements of operations, statements of changes in net assets and the financial highlights for the periods indicated thereon. These financial statements are the responsibility of the Companies management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of June 30, 2002, by correspondence with the custodian and brokers or by other appropriate auditing procedures with respect to unsettled portfolio security transactions. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the UMB Scout Stock Fund, Inc. (Stock and Stock Select portfolios), UMB Scout Funds (comprising the four series, Equity Index Fund, Technology Fund, Small
Cap Fund and Energy Fund), UMB Scout WorldWide Fund, Inc.
(WorldWide and WorldWide Select portfolios), UMB Scout Balanced
Fund, Inc., UMB Scout Bond Fund, Inc., UMB Scout Kansas Tax
Exempt Bond Fund, Inc., UMB Scout Money Market Fund, Inc. (Federal and Prime portfolios), and UMB Scout Tax Free Money Market Fund,
Inc., as of June 30, 2002, the results of their operations, the changes in their net assets and their financial highlights for the periods indicated thereon, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP


Kansas City, Missouri
July 26, 2002


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